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                                  EXHIBIT 99

                                                   Wang Laboratories, Inc.
                                                   One Industrial Avenue
                                                   Lowell, MA  01851
                                                   Tel: 508/459-5000


FOR IMMEDIATE RELEASE


             WANG AND MICROSOFT FORM WORLDWIDE STRATEGIC ALLIANCE
     COMPANIES ANNOUNCE BROAD TECHNICAL, SERVICE AND MARKETING AGREEMENT MICROSOFT PURCHASES $90 MILLION IN WANG CONVERTIBLE PREFERRED STOCK
                MICROSOFT RECEIVES LICENSE TO USE WANG PATENTS

LOWELL, MA/REDMOND, WA -- APRIL 12, 1995 -- Microsoft Corporation and Wang Laboratories today announced a broad, multi-year technical, service and marketing alliance designed to bring improved document imaging and workflow management capabilities to all Windows users. Under the alliance, Wang's desktop imaging and object controls will be incorporated as standard features in future releases of Windows 95 and Windows NT, and image controls will be included in the Visual Basic development tool.

Additionally, the two companies will work together to accelerate the deployment of workflow automation software as a mainstream application for client-server computing. Microsoft and Wang will cooperate in the definition of work management APIs (application programming interfaces) to enable applications to use workflow functions. These APIs will be open and available to all vendors and will be supported by both Microsoft Exchange and Wang's OPEN/workflow.

Wang will also develop Windows NT versions of its imaging and workflow server products, which will be marketed and sold by Wang, to complement Microsoft's BackOffice suite of Windows NT server applications. These actions should enhance the choice of high quality server applications available for Windows NT customers.

Microsoft has also designated Wang as its preferred vendor of imaging and workflow software. The two companies will participate in joint marketing activities to promote the sale of Wang imaging and workflow products on Microsoft platforms. Wang's imaging technology enables images of scanned documents, including text and graphics, to be embedded in Windows applications such as e-mail, word processing and databases. Wang's structured workflow technology manages the routing and delivery of this data and documents.

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This alliance also expands Wang's role as an authorized provider of end-user support services for Microsoft products. As one of Microsoft's Authorized Support Centers, Wang will provide end-user support for the full range of Microsoft products. This support will include on-site network design and installation consulting, network integration, migration support, workflow and imaging services and end-user help desk services. Wang has also been selected by Microsoft to assist with the Windows 95 support calls in Australia.

"After extensive analysis, we concluded that Wang has great technology for document imaging and structured workflow management," said Mike Maples, executive vice president, products for Microsoft. "Through our partnership with Wang, we will be able to make these technologies available for all our Windows customers, enabling a real change in the way people work and communicate. Wang shares our commitment to delivering leading technology and comprehensive service and support to our customers."

Joseph M. Tucci, chairman and chief executive officer of Wang, said, "This alliance will have dramatic impact on the acceptance of workflow and imaging technology. Our partnership will bring Wang's leading imaging software to millions of people. With Microsoft, we will make document imaging a pervasive and inexpensive mainstream application and accelerate the deployment of workflow as a widely used business productivity tool.

"Our agreement also underscores the value and capabilities of Wang's worldwide service organization," Tucci continued. "We have forged a strong working relationship with Microsoft and their financial stake in our company validates Wang's vision and strategy. We look forward to a long and mutually rewarding association."

As part of this agreement, Microsoft will invest in Wang through the purchase of $90 million face amount of 4.5 percent convertible preferred stock due in 2003. This preferred stock is convertible into the common stock of Wang at $23 per share and represents approximately 10 percent of Wang's common stock on a fully diluted basis. Wang's common stock closed at $14 5/16 on April 11, 1995. Microsoft's investment is subject to a Hart Scott Rodino Act review.

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In addition, Microsoft will receive a license to Wang's portfolio of software and software-related patents, which will resolve the outstanding litigation between the two companies.

Wang's technology will not be included in the first release of Windows 95, but will be included when the underlying desktop imaging and object control technology is finalized. At that time, these technologies will be made available electronically to customers who receive the initial release of Windows 95.

Founded in 1975, Microsoft (NASDAQ:MSFT) is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

Wang Laboratories, Inc. (NASDAQ:WANG) is a recognized worldwide leader in workflow, integrated imaging, document management and related office software for client/server open systems and a major worldwide provider of integration and support services for office software and networks.


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For More Information Contact:

WANG LABORATORIES
Ed Pignone
508/967-4912

MICROSOFT
Greg Shaw or Mich Mathews
206/882-8080

WAGGENER EDSTROM
Claire Lematta
206/637-9097
or
Catherine Merten
503/245-0905